Board of Directors
EYI Industries, Inc.
Las, Vegas, Nevada

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Form S-8 of EYI Industries, Inc., formerly known as Essentially Yours Industries, Inc. (the Company) of our report dated October 15, 2003 on the consolidated balance sheets of Essentially Yours Industries as of June 30, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows appearing in the Annual Report on Form 10-KSB of the Company for the periods then ended.

s/s Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

March 29, 2004